Exhibit 99.1

COHEN & COMPANY REPORTS FOURTH QUARTER & FULL YEAR 2025 FINANCIAL RESULTS

Board Declares Quarterly Dividend of $0.25 per Share and Special Dividend of $0.70 per Share

Revenue of $102.7 Million in Fourth Quarter 2025 and $275.6 Million in Full Year 2025

Net Income Attributable to Cohen & Company Inc. of $8.1 Million, or $1.48 per Diluted Share, in Fourth Quarter 2025 and $14.4 Million, or $4.35 per Diluted Share, in Full Year 2025

Adjusted Pre-Tax Income of $18.3 Million, or $2.97 per Diluted Share, in Fourth Quarter 2025 and $41.4 Million, or $6.92 per Diluted Share, in Full Year 2025

Philadelphia and New York, March 6, 2026 – Cohen & Company Inc. (NYSE American: COHN) today reported financial results for its fourth quarter and full year ended December 31, 2025.

Summary Operating Results

	Three Months Ended			Twelve Months Ended
($ in thousands)	12/31/25	9/30/25	12/31/24	12/31/25	12/31/24
Investment banking and new issue	$54,704	$68,606	$8,194	$187,608	$40,778
Net trading	13,819	13,560	8,947	47,347	36,409
Asset management	2,681	1,948	2,067	8,817	9,009
Principal transactions and other revenue	31,536	99	(667)	31,792	(6,598)
Total revenues	102,740	84,213	18,541	275,564	79,598

Compensation and benefits	57,845	53,684	12,935	177,518	56,388
Non-compensation operating expenses	14,850	8,769	11,109	38,639	31,233
Operating income (loss)	30,045	21,760	(5,503)	59,407	(8,023)

Interest expense, net	(1,460)	(1,472)	(1,474)	(5,876)	(5,821)
Gain on sale of management contracts	-	1,897	-	2,734	-
Income (loss) from equity method affiliates	(5,081)	(12,663)	(662)	(16,763)	21,704
Income (loss) before income tax expense (benefit)	23,504	9,522	(7,639)	39,502	7,860

Income tax expense (benefit)	(2,275)	733	(764)	(632)	(329)
Net income (loss)	25,779	8,789	(6,875)	40,134	8,189
Less: Net income (loss) attributable to the non-convertible non-controlling interest	5,254	(6,853)	66	(1,913)	8,675
Enterprise net income (loss)	20,525	15,642	(6,941)	42,047	(486)
Less: Net income (loss) attributable to the convertible non-controlling interest	12,424	11,049	(4,988)	27,616	(357)
Net income (loss) attributable to Cohen & Company Inc.	$8,101	$4,593	$(1,953)	$14,431	$(129)
Fully diluted net income (loss) per share	$1.48	$2.58	$(1.21)	$4.35	$(0.08)

Adjusted pre-tax income (loss) (1)	$18,250	$16,375	$(7,705)	$41,415	$(815)
Fully diluted adjusted pre-tax income (loss) per share (1)	$2.97	$2.71	$(1.32)	$6.92	$(0.14)

(1)	Adjusted pre-tax income (loss) and adjusted pre-tax income (loss) per share are not measures recognized under U.S. generally accepted accounting principles (“GAAP”). See Note 1 below.

Lester Brafman, Chief Executive Officer of Cohen & Company, said, “We are pleased to deliver strong fourth quarter and full year 2025 results, driven by the continued expansion of our client franchise, particularly within our full-service boutique investment bank, Cohen & Company Capital Markets (“CCM”), focused on frontier technologies, including digital assets, energy transition, and natural resources. In 2025, we strengthened our leadership team with the appointment of managing directors to expand our presence in the energy and energy transition sectors, as well as across space technology, aerospace, and communications infrastructure. During the year, CCM closed $43 billion in transactions and according to SPAC Research ranked number one in SPAC IPO underwritings by left book run deals and in de-SPAC advisory, with a leading share in de-SPAC PIPE transactions, reflecting the strength of our client franchise and execution capabilities.”

Brafman continued, “Supported by its growing team and strong pipeline of transactions, we believe that CCM is well positioned for continued success over the long term. CCM’s pipeline is significantly more robust than it was a year ago, reflecting our strong IPO presence and significant de-SPAC opportunities. Going forward we will continue to focus on being the advisor of choice to the growth and frontier technology sectors of the economy.”

Brafman concluded, “For the full year 2025, basic and fully diluted net income attributable to Cohen & Company Inc. per share was $8.33 and $4.35, respectively; total revenue was $275.6 million, an increase of 246% from 2024; and adjusted pre-tax income was $41.4 million, representing 15.0% of total revenue. We finished 2025 with $2.3 million of revenue per employee. We are pleased to announce a special dividend of $0.70 per share, as well as our recurring quarterly dividend of $0.25 per share. These dividends are in addition to the special dividend of $2.00 per share that was announced in December 2025 and paid in January 2026. As we look ahead, with first quarter 2026 revenue trending substantially higher than first quarter 2025, we are well-positioned to continue building on the significant momentum underway and remain confident in our ability to drive long-term, sustainable value for our stockholders.”

Financial Highlights

•	Net income attributable to Cohen & Company Inc. was $8.1 million, or $1.48 per diluted share, for the three months ended December 31, 2025, compared to net income of $4.6 million, or $2.58 per diluted share, for the three months ended September 30, 2025, and net loss of $2.0 million, or $1.21 per diluted share, for the three months ended December 31, 2024. Adjusted pre-tax income was $18.3 million, or $2.97 per diluted share, for the three months ended December 31, 2025, compared to adjusted pre-tax income of $16.4 million, or $2.71 per diluted share, for the three months ended September 30, 2025, and adjusted pre-tax loss of $7.7 million, or $1.32 per diluted share, for the three months ended December 31, 2024. Adjusted pre-tax income (loss) and adjusted pre-tax income (loss) per diluted share are not measures recognized under GAAP. See Note 1 below.

•	Revenue was $102.7 million for the three months ended December 31, 2025, compared to $84.2 million for the prior quarter and $18.5 million for the prior year quarter.

o	Investment banking and new issue revenue was $54.7 million for the three months ended December 31, 2025, down $13.9 million from the prior quarter and up $46.5 million from the prior year quarter. CCM generated $50.8 million, $68.6 million, and $7.5 million of the investment banking and new issue revenue in 4Q25, 3Q25, and 4Q24, respectively. From time to time, CCM receives financial instruments in lieu of cash as consideration for underwriting, advisory, and new issue placement services provided. The fair value of the financial instruments received is recorded as investment banking and new issue revenue at the time it is received using the share price on the day after the transaction closes. Any subsequent changes in the share price are also recorded as investment banking and new issue revenue. Certain financial instruments are subject to transfer and selling restrictions, thus they are not able to be immediately monetized.

o	Net trading revenue was $13.8 million for the three months ended December 31, 2025, up $0.3 million from the prior quarter and up $4.9 million from the prior year quarter. The increase from the prior quarter was due primarily to higher trading revenue from the Company’s mortgage group, and the increase from the prior year quarter reflected higher trading revenue from the Company’s mortgage group, and the SPAC equity and SBA trading desks.

o	Asset management revenue was $2.7 million for the three months ended December 31, 2025, up $0.7 million from the prior quarter and up $0.6 million from the prior year quarter. The change from both the prior quarters was primarily due to incentive fees related to one of the Company’s European funds recorded in the current quarter.

o	Principal transactions and other revenue was positive $31.5 million for the three months ended December 31, 2025, compared to positive $0.1 million in the prior quarter and negative $0.7 million in the prior year quarter. The December 5, 2025 closing of the business combination between our sponsored-SPAC, Columbus Circle Capital Corp I, and ProCap Financial, Inc. resulted in $33.0 million of principal transactions revenue in the current quarter including the markup of consolidated founder and placement shares held by the sponsor of the SPAC after the business combination closing. In addition, during the fourth quarter, there was $16.5 million of compensation and benefits expense related to founder shares allocable to employees upon the closing and $8.5 million of non-convertible, non-controlling interest expense related to founder shares allocable to third party investors in the consolidated sponsor.

•	Compensation and benefits expense during the three months ended December 31, 2025 increased $4.2 million from the prior quarter and increased $44.9 million from the prior year quarter, primarily due to fluctuations in revenue and the related variable incentive compensation. During the current quarter, $16.5 million of the compensation and benefits expense related to founder shares allocable to employees upon the December 5, 2025 closing of the business combination between Columbus Circle Capital Corp I and ProCap Financial, Inc. The number of Company employees was 126 as of December 31, 2025, compared to 124 as of September 30, 2025, and 113 as of December 31, 2024.

•	Interest expense during the three months ended December 31, 2025 was $1.5 million, including $1.2 million on our trust preferred securities debt, $0.2 million on our senior promissory notes, and $45 thousand on our bank credit facility.

•	Loss from equity method affiliates for the three months ended December 31, 2025 was $5.1 million, compared to $12.7 million for the prior quarter and $0.7 million for the prior year quarter.

•	Income tax benefit for the three months ended December 31, 2025 was $2.3 million, compared to income tax expense of $0.7 million in the prior quarter, and income tax benefit of $0.8 million in the prior year quarter. The current quarter included a $2.8 million deferred tax benefit, partially offset by $0.5 million of current tax expense. Most of the benefit was a result of the reduction of the valuation allowance against carryforward tax assets. The Company will continue to evaluate its operations on a quarterly basis and may adjust the valuation allowance applied against the Company's net operating loss and net capital loss tax assets. Future adjustments could be material and may result in additional tax benefit or tax expense.

Total Equity and Dividend Declaration

•	As of December 31, 2025, total equity was $103.1 million, compared to $90.3 million as of December 31, 2024; the non-convertible non-controlling interest component of total equity was $0.4 million as of December 31, 2025 and $11.5 million as of December 31, 2024. Thus, the total equity excluding the non-convertible non-controlling interest component was $102.6 million as of December 31, 2025, a $23.8 million increase from $78.8 million as of December 31, 2024.

•	The Company’s Board of Directors has declared a quarterly dividend of $0.25 per share and a special dividend of $0.70 per share, both payable on April 3, 2026, to stockholders of record as of March 20, 2026. The Board of Directors will continue to evaluate the dividend policy each quarter, and future decisions regarding dividends may be impacted by quarterly operating results and the Company’s capital needs.

Conference Call

The Company will host a conference call at 10:00 a.m. Eastern Time (ET), today, March 6, 2026, to discuss these results. The conference call will be available via webcast. Interested parties can access the webcast by clicking the webcast link on the Company’s homepage at www.cohenandcompany.com. Those wishing to listen to the conference call with operator assistance can dial (877) 524-8416 (domestic) or +1 (412) 902-1028 (international). A replay of the call will be available for three days following the call by dialing (877) 660-6853 or (201) 612-7415, with participant passcode 13758883.

About Cohen & Company

Cohen & Company is a financial services company specializing in an expanding range of capital markets and asset management services. Cohen & Company’s operating segments are Capital Markets, Asset Management, and Principal Investing. The Capital Markets segment consists of sales, trading, gestation repo financing, new issue placements in corporate and securitized products, underwriting, and advisory services, operating primarily through Cohen & Company’s subsidiaries, Cohen & Company Securities, LLC (“Cohen Securities”) in the United States and Cohen & Company Financial (Europe) S.A. in Europe. A division of Cohen Securities, Cohen & Company Capital Markets (“CCM”) is the Company’s full-service boutique investment bank providing capital markets and SPAC advisory services to corporations, financial sponsors, investors, and institutions. The Capital Markets business segment also includes investment returns on financial instruments that the Company has received as consideration for investment banking and new issue services provided by CCM. The Asset Management segment manages and services assets through investment funds, managed accounts, joint ventures, and collateralized debt obligations. As of December 31, 2025, the Company had approximately $1.4 billion of assets under management in primarily fixed income assets in a variety of asset classes including European bank and insurance trust preferred securities, debt issued by small and medium sized European, U.S., and Bermudian insurance and reinsurance companies, and servicing commercial real estate loans. The Principal Investing segment is comprised primarily of investments the Company has made for the purpose of earning an investment return rather than investments made to support its trading or other capital markets business activity. For more information, please visit www.cohenandcompany.com.

Note 1: Adjusted pre-tax income (loss) and adjusted pre-tax income (loss) per share are non-GAAP measures of performance. Please see the discussion under “Non-GAAP Measures” below. Also see the tables below for the reconciliations of non-GAAP measures of performance to their corresponding GAAP measures of performance.

Forward-looking Statements

This communication contains certain statements, estimates, and forecasts with respect to future performance and events. These statements, estimates, and forecasts are “forward-looking statements.” In some cases, forward-looking statements can be identified by the use of forward-looking terminology such as “may,” “might,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “seek,” or “continue” or the negatives thereof or variations thereon or similar terminology. All statements other than statements of historical fact included in this communication are forward-looking statements and are based on various underlying assumptions and expectations and are subject to known and unknown risks, uncertainties, and assumptions, and may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance, or achievements to differ materially from the results, level of activity, performance, or achievements expressed or implied in the forward-looking statements including, but not limited to, those discussed under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition” in our filings with the Securities and Exchange Commission (“SEC”), which are available at the SEC’s website at www.sec.gov and our website at www.cohenandcompany.com/investor-relations/sec-filings. Such risk factors include the following: (a) a decline in general economic conditions or the global financial markets, including those caused by inflation, raising interest rates, and the current geopolitical situation, (b) unfavorable market conditions may lead to a reduction in revenues from our investment banking and new issue revenues, including from underwriting and placement activities, (c) losses caused by financial or other problems experienced by third parties, (d) losses due to unidentified or unanticipated risks, (e) a lack of liquidity, i.e., ready access to funds for use in our businesses, (f) the ability to attract and retain personnel, (g) litigation and regulatory proceedings, (h) reputational harm due to losses or our inability to sell securities we purchase as an underwriter at the anticipated price levels, (i) competitive pressure, (j) an inability to generate incremental income from new or expanded businesses, (k) unanticipated market closures or effects due to inclement weather or other disasters, (l) losses (whether realized or unrealized) on our principal investments, (m) the possibility that payments to the Company of subordinated management fees from its CDOs will continue to be deferred or will be discontinued, (n) the possibility that the Company’s stockholder rights plan may fail to preserve the value of the Company’s deferred tax assets, whether as a result of the acquisition by a person of 5% of the Company’s common stock or otherwise, (o) the Company’s reduction in the volume of its investments into SPACs, (p) the difficulty in identifying potential business combinations as a result of increased competition in the SPAC market, (q) the value of the Company’s holdings of founders shares in post-business combination companies is volatile and may decline and the possibility that significant portions of the founder shares may remain restricted for a long period of time, (r) the possibility that the Company will stop paying quarterly dividends to its stockholders, (s) the impacts of rising interest rates and inflation, and (t) that CCM’s gross pipeline of possible transactions over the next 12 to 18 months may not result in transactions that are consummated and total recognition of all pipeline fees. As a result, there can be no assurance that the forward-looking statements included in this communication will prove to be accurate or correct. In light of these risks, uncertainties, and assumptions, the future performance or events described in the forward-looking statements in this communication might not occur. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results and we do not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Cautionary Note Regarding Quarterly Financial Results

Due to the nature of our business, our revenue and operating results may fluctuate materially from quarter to quarter. Accordingly, revenue and net income in any particular quarter may not be indicative of future results. Further, our employee compensation arrangements are in large part incentive-based and, therefore, will fluctuate with revenue. The amount of compensation expense recognized in any one quarter may not be indicative of such expense in future periods. As a result, we suggest that annual results may be the most meaningful gauge for investors in evaluating our business performance.

COHEN & COMPANY INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except per share data)

	Three Months Ended			Twelve Months Ended
	12/31/25	9/30/25	12/31/24	12/31/25	12/31/24
Revenues
Investment banking and new issue	$54,704	$68,606	$8,194	$187,608	$40,778
Net trading	13,819	13,560	8,947	47,347	36,409
Asset management	2,681	1,948	2,067	8,817	9,009
Principal transactions and other revenue	31,536	99	(667)	31,792	(6,598)
Total revenues	102,740	84,213	18,541	275,564	79,598

Operating expenses
Compensation and benefits	57,845	53,684	12,935	177,518	56,388
Business development, occupancy, equipment	2,039	2,041	2,018	7,897	6,617
Subscriptions, clearing, and execution	8,650	2,771	2,645	15,927	9,639
Professional services and other operating	3,964	3,774	6,283	14,091	14,421
Depreciation and amortization	197	183	163	724	556
Total operating expenses	72,695	62,453	24,044	216,157	87,621
Operating income (loss)	30,045	21,760	(5,503)	59,407	(8,023)

Non-operating income (expense)
Interest expense, net	(1,460)	(1,472)	(1,474)	(5,876)	(5,821)
Gain on sale of management contracts	-	1,897	-	2,734	-
Income (loss) from equity method affiliates	(5,081)	(12,663)	(662)	(16,763)	21,704
Income (loss) before income tax expense (benefit)	23,504	9,522	(7,639)	39,502	7,860
Income tax expense (benefit)	(2,275)	733	(764)	(632)	(329)
Net income (loss)	25,779	8,789	(6,875)	40,134	8,189
Less: Net income (loss) attributable to the non-convertible non-controlling interest	5,254	(6,853)	66	(1,913)	8,675
Enterprise net income (loss)	20,525	15,642	(6,941)	42,047	(486)
Less: Net income (loss) attributable to the convertible non-controlling interest	12,424	11,049	(4,988)	27,616	(357)
Net income (loss) attributable to Cohen & Company Inc.	$8,101	$4,593	$(1,953)	$14,431	$(129)

Earnings per share

Basic
Net income (loss) attributable to Cohen & Company Inc.	$8,101	$4,593	$(1,953)	$14,431	$(129)
Basic shares outstanding	1,742	1,741	1,631	1,732	1,615
Net income (loss) attributable to Cohen & Company Inc. per share	$4.65	$2.64	$(1.20)	$8.33	$(0.08)

Fully Diluted
Net income (loss) attributable to Cohen & Company Inc.	$8,101	$4,593	$(1,953)	$14,431	$(129)
Net income (loss) attributable to the convertible non-controlling interest	12,424	11,049	(4,988)	27,616	(357)
Income tax and conversion adjustment	(11,432)	(107)	62	(16,022)	33
Net income (loss) attributable to Cohen & Company Inc. for fully diluted net income (loss) per share calculation	$9,093	$15,535	$(6,879)	$26,025	$(453)

Basic shares outstanding	1,742	1,741	1,631	1,732	1,615
Unrestricted Operating LLC membership units exchangeable into COHN shares	4,128	4,129	4,063	4,123	4,061
Additional dilutive shares	267	162	-	129	-
Fully diluted shares outstanding (1)	6,137	6,032	5,694	5,984	5,676
Fully diluted net income (loss) per share	$1.48	$2.58	$(1.21)	$4.35	$(0.08)

Reconciliation of adjusted pre-tax income (loss) to net income (loss) attributable to Cohen & Company Inc. and calculations of per share amounts

Net income (loss) attributable to Cohen & Company Inc.	$8,101	$4,593	$(1,953)	$14,431	$(129)
Addback (deduct): Income tax expense (benefit)	(2,275)	733	(764)	(632)	(329)
Addback (deduct): Net income (loss) attributable to the convertible non-controlling interest	12,424	11,049	(4,988)	27,616	(357)
Adjusted pre-tax income (loss)	$18,250	$16,375	$(7,705)	$41,415	$(815)

Adjusted fully diluted shares outstanding (2)	6,137	6,032	5,852	5,984	5,758
Fully diluted adjusted pre-tax income (loss) per share	$2.97	$2.71	$(1.32)	$6.92	$(0.14)

(1) When the fully diluted net income (loss) per share is anti-dilutive, the basic shares outstanding are presented on this line item.
(2) Adjusted fully diluted shares outstanding includes (a) weighted average unrestricted and restricted Operating LLC units exchangeable into COHN shares and (b) weighted average unrestricted and restricted shares, even during periods when the corresponding GAAP calculation of fully diluted shares outstanding above does not include them. The Operating LLC units are always included because the non-GAAP measure of performance, adjusted pre-tax income (loss), always includes net income (loss) attributable to the corresponding convertible interest.

COHEN & COMPANY INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2025
	(unaudited)	December 31, 2024
Assets
Cash and cash equivalents	$56,762	$19,590
Receivables from brokers, dealers, and clearing agencies	46,194	45,650
Due from related parties	1,401	941
Other receivables	8,896	6,526
Investments - trading	140,576	148,332
Other investments, at fair value	57,258	35,262
Receivables under resale agreements	357,408	668,259
Investment in equity method affiliates	6,661	23,430
Deferred income taxes	4,126	2,257
Goodwill	109	109
Right-of-use asset - operating leases	15,406	15,540
Other assets	5,788	5,253
Total assets	$700,585	$971,149

Liabilities
Payables to brokers, dealers, and clearing agencies	$4	$66,655
Accounts payable and other liabilities	17,944	10,913
Accrued compensation	92,689	17,770
Trading securities sold, not yet purchased	36,617	36,432
Other investments sold, not yet purchased, at fair value	-	1,651
Securities sold under agreements to repurchase	400,391	695,966
Operating lease liability	16,959	16,575
Debt	32,895	34,904
Total liabilities	597,499	880,866

Equity
Voting non-convertible preferred stock	27	27
Common stock	21	20
Additional paid-in capital	78,539	76,704
Accumulated other comprehensive loss	(914)	(1,007)
Accumulated deficit	(26,593)	(34,016)
Total stockholders' equity	51,080	41,728
Non-controlling interest	52,006	48,555
Total equity	103,086	90,283
Total liabilities and equity	$700,585	$971,149

Non-GAAP Measures

Adjusted pre-tax income (loss) and adjusted pre-tax income (loss) per diluted share

Adjusted pre-tax income (loss) is not a financial measure recognized by GAAP. Adjusted pre-tax income (loss) represents net income (loss) attributable to Cohen & Company Inc., computed in accordance with GAAP, excluding income tax expense (benefit), plus the net income (loss) attributable to the convertible non-controlling interest. Income tax expense (benefit) has been excluded because a pre-tax measurement of enterprise earnings that includes net income (loss) attributable to the convertible non-controlling interest is a useful and appropriate measure of performance. Furthermore, our income tax expense (benefit) has been, and we expect it will continue to be, a substantially non-cash item for the foreseeable future, generated from adjustments in our valuation allowance applied to the Company’s gross deferred tax assets. Convertible non-controlling interest is added back to adjusted pre-tax income (loss) because the underlying Cohen & Company, LLC equity units are convertible into Cohen & Company Inc. shares. Adjusted pre-tax income (loss) per diluted share is calculated by dividing adjusted pre-tax income (loss) by diluted shares outstanding, both of which include adjustments used in the corresponding calculation in accordance with GAAP.

We present adjusted pre-tax income (loss) and related per diluted share amounts in this release because we consider them to be useful and appropriate supplemental measures of our performance. Adjusted pre-tax income (loss) and related per diluted share amounts help us to evaluate our performance without the effects of certain GAAP calculations that may not have a direct cash or recurring impact on our current operating performance. In addition, our management uses adjusted pre-tax income (loss) and related per diluted share amounts to evaluate the performance of our enterprise operations. Adjusted pre-tax income (loss) and related per diluted share amounts, as we define them, are not necessarily comparable to similarly named measures of other companies and may not be appropriate measures for performance relative to other companies. Adjusted pre-tax income (loss) should not be assessed in isolation from or construed as a substitute for net income (loss) attributable to Cohen & Company Inc. prepared in accordance with GAAP. Adjusted pre-tax income (loss) is not intended to represent and should not be considered to be a more meaningful measure than, or an alternative to, measures of operating performance as determined in accordance with GAAP.

Contact:

Investors -	Media -
Cohen & Company Inc.	Joele Frank, Wilkinson Brimmer Katcher
Joseph W. Pooler, Jr.	Joseph Sala or Zach Genirs
Executive Vice President and	212-355-4449

Chief Financial Officer

215-701-8952

investorrelations@cohenandcompany.com